Exhibit 23.1

July 24, 2006

U.S. Securities and Exchange Commission

Re: Trident Resources Corp. — Form S-1 dated July 24, 2006 (the “Registration Statement”)

Dear Sirs:
We refer to our report entitled, “Evaluation of the P&NG Reserves of Trident Exploration Corp. (As of December 31, 2004”, dated March 24, 2005, “Evaluation of the P&NG Reserves of Trident Exploration Corp. (As of December 31, 2005)”, dated March 8, 2006 and “Evaluation of the P&NG Reserves of Trident Exploration Corp. (As of March 31, 2006)”, dated May 30, 2006 (the “Reports”).
We hereby consent to the use of our name and references to excerpts from the Reports in the Registration Statement.
We have read the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that is derived from the Reports as a result of our providing the Reports or that is within our knowledge as a result of the preparation of the Reports.
Sincerely,

 /s/ R. Keith MacLeod
R. Keith MacLeod, P.Eng.
Executive Vice-President
Sproule Associates Limited